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                                                                EXHIBIT 10.18(a)

                          [UNITED DOMINION Letterhead]






                                November 30, 1999



Mr. William R. Holland
Chairman & Chief Executive Officer
United Dominion Industries Limited
2300 One First Union Center
301 S. College St.
Charlotte, NC  28202

Re:      United Dominion Industries, Inc. Supplemental
         Executive Retirement Plan (the "SERP")

Dear Bill:

As outlined in my letter to you dated April 28, 1999 regarding your benefits under United Dominion's SERP, you have been accorded the right to receive your SERP benefit upon retirement or separation in the form of a single lump sum in certain circumstances. In addition, you have been accorded the right to waive the lump sum method of payment of your SERP benefit provided that you make a written election of such intent by December 1, 1999.

Although not required by the terms of your April 28 letter, you have advised the Company that you have decided not to waive your right to the lump sum payment of your SERP benefit. Accordingly, upon your retirement or other eligible separation, your accumulated SERP benefit will be paid to you in a lump sum.

In recognition of your past service and anticipated future contributions to the corporation, the Compensation & Human Resources Committee has agreed to fix your lump sum discount computation rate at 5.25% (the 1999 GATT cash



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lump sum discount rate used in the corporation's qualified pension plan). The corporation will use this fixed discount rate of 5.25% for purposes of computing the lump sum benefit due you upon retirement.

Attached to this letter is a pension estimate for you prepared by the corporation's actuary, Towers Perrin. This estimate projects a lump sum benefit of $16,418,565 assuming the following: a 5.25% discount rate, payment as of January 1, 2002 and actual earnings through 1999, and projected income thereafter. At the time of your actual retirement, Towers Perrin will calculate a sum certain due you based on your actual earnings history through your retirement date.

The SERP payment will be made to you as soon as practicable in the year next following your year of retirement. For example, if you retire in December 2000, the SERP benefit will be paid to you in January 2001. If you retire in April 2001, the SERP benefit will be paid to you in January 2002. In the event of a delay of more than thirty days between the effective date of your retirement and the date of payment, the corporation will pay to you interest on such sum at a rate equal to the GATT rate in effect during the year in which you retire. Interest will begin to accrue on the thirty-first day following your effective date of retirement. In the event of your death after retirement but prior to your receipt of the benefit, your estate will be immediately entitled to the full lump sum benefit.

If you have any questions regarding this matter, please let me know.

UNITED DOMINION INDUSTRIES LIMITED
COMPENSATION & HUMAN RESOURCES COMMITTEE
Best regards,


/s/ D. D. Ruffin

D. D. Ruffin
Chairman

cc:      Timothy J. Verhagen
         Richard L. Magee




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